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                                                                    EXHIBIT 99.5


                                                                27 February 1998


Private & Confidential

The Board of Directors and Stockholders
of Sparkling Spring Water Group Limited
BT Alex Brown Incorporated
Natwest Capital Markets Limited

c/o BT Alex Brown Incorporated
130 Liberty Street
New York, NY 10006

Dear Ladies and Gentlemen:

Marlborough Employment Limited and Subsidiaries ("Marlborough")


     We conducted our audit of the financial statements of Marlborough on pages F-68-78 of the Prospectus of Sparkling Spring Water Group Limited, included in the Registration Statement on Form F-4 (File No. 333-43061), in accordance with auditing standards generally accepted in the United Kindgom which do not differ significantly from auditing standards generally accepted in the United States of America.


                                          Your faithfully

                                          Kidsons Impey